UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

VOLCANO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Valley Centre Drive, Suite 200 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

(800) 228-4728

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 16, 2012, upon recommendation of the President and Chief Executive Officer of Volcano Corporation (the “Company”), the Board of Directors of the Company promoted David M. Sheehan to the position of Chief Operating Officer, effective as of February 16, 2012.

Mr. Sheehan, 49, served as our President of the IVUS & Systems Business Units, Operations and Japan from March 2010 until his promotion to Chief Operating Officer on February 16, 2012. From June 2008 to March 2010, Mr. Sheehan served as our Executive Vice President with responsibility for our subsidiary Volcano Japan Co., Ltd. Prior to joining the Company, from April 2005 to May 2008, he was a consultant and Chief Executive Officer for various start-up companies. From March 2002 to April 2005 he served as the President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment, and from September 2000 to March 2005, as the President of Digirad Imaging Solutions, Inc., a wholly-owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing, and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/s/ Darin Lippoldt
Darin Lippoldt Senior Vice President and General Counsel

Dated: February 23, 2012